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                            February 1, 2021

       Gaylon Morris
       Chief Executive Officer
       Sunworks, Inc.
       1030 Winding Creek Road
       Suite 100
       Roseville, CA 95678

                                                        Re: Sunworks, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed January 27,
2021
                                                            File No. 333-252475

       Dear Mr. Morris:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Kevin
Stertzel at (202) 551-3723 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Manufacturing